Exhibit 2.2

AMENDMENT NO. 2 TO
STOCK PURCHASE AGREEMENT
This Amendment No. 2 to Stock Purchase Agreement (this “Amendment”) is entered into as of July 31, 2017 by and between Southland National Holdings, Inc., a Delaware corporation (“Buyer”), and Laguna Life Holdings SARL, a Luxembourg société à responabilité limitée (“Seller”). Capitalized terms used but not defined herein have the meanings given to such terms in the Amended Agreement (as defined below).
W I T N E S S E T H:
WHEREAS, Buyer and Seller are parties to a Stock Purchase Agreement, dated as of February 17, 2017 (the “Original Agreement”);
WHEREAS, the Original Agreement was amended pursuant to Amendment No. 1 to Stock Purchase Agreement, dated as of June 1, 2017 (“Amendment No. 1”), in order to (a) provide for (i) the closing of the sale of the Holdings Shares and (ii) the subsequent closing of the sale of the PLIC NY Shares, in each case to Buyer, and (b) preserve the original business intention and understanding of Buyer and Seller when entering into the Original Agreement and for consummating the Transaction, all in the manner set forth therein;
WHEREAS, on June 1, 2017, Seller and Pavonia Life Insurance Company of Michigan, a Michigan insurance company and indirect wholly-owned subsidiary of Seller (“PLIC MI”), entered into a Stock Purchase Agreement (the “PLIC NY SPA”) pursuant to which PLIC MI agreed to sell the PLIC NY Shares to Seller on the terms and subject to the conditions contained therein;
WHEREAS, on the date hereof, Seller and PLIC MI desire to enter into Amendment No. 1 to the PLIC NY SPA (the “PLIC NY SPA Amendment”) pursuant to which the PLIC NY SPA would be amended to provide that the aggregate purchase price for the PLIC NY Shares would be in the form of cash rather than the Note; and
WHEREAS, in connection with the PLIC NY SPA Amendment, Buyer and Seller now desire to amend the Original Agreement (as amended by Amendment No. 1, the “Amended Agreement”) in order to (among other things) provide that Buyer will pay cash to Seller at the Second Closing for the PLIC NY Shares.
NOW THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
1.    Amendments to Amended Agreement.
(a)    Section 2(b) of the Amended Agreement is hereby amended and restated in its entirety as follows:
“(b)    Purchase Price. At the First Closing, Buyer shall pay to Seller an aggregate cash payment equal to One Hundred Twenty Million Dollars ($120,000,000) (the “Holdings Purchase Price”) minus the amount of any Transaction Expenses (net of the income tax benefits from such Transaction Expenses, based upon an assumed marginal income tax rate of 35%), by wire transfer or other delivery of immediately available funds. At the Second Closing, Buyer shall pay to Seller an aggregate cash payment equal to Thirteen Million Seventy-Nine Thousand Eight Hundred Ninety-Nine Dollars ($13,079,899) (the “PLIC NY Purchase Price” and, together with the Holdings Purchase Price, the “Purchase Price”) minus the amount of any Transaction Expenses (net of the income tax benefits from such Transaction Expenses, based upon an assumed marginal income tax rate of 35%), by wire transfer or other delivery of immediately available funds.”
(b)    Section 2(d) of the Amended Agreement is hereby amended and restated as follows:
“(d)    Deliveries at Closing. At the First Closing, (i) Seller will deliver to Buyer (A) the stock certificate(s) representing the Holdings Shares and all of Seller’s right, title and interest thereto and therein, free and clear of all Liens, endorsed in blank or accompanied by a duly executed assignment document, (B) a duly executed certificate to the effect that Holdings is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code (the “FIRPTA Statement”), and (C) the Limited Guaranty, duly executed by Enstar, (ii) Buyer will deliver to Seller (A) the Holdings Purchase Price as specified in Section 2(b) and (B) the Limited Guaranty, duly executed by Buyer, and (iii) each Party will deliver to the other Party a counterpart of the Transition Services Agreement, the PLIC NY Transition Services Agreement, the Facility Sharing Agreement and the Assignment and Assumption of Lease (together with this Agreement, the Transition Services Agreement, the PLIC NY Transition Services Agreement, the Facility Sharing Agreement, the Limited Guaranty, the FIRPTA Statement, and the PLIC NY SPA, the “Transaction Documents”), in each case duly executed by such Party or its Affiliate, as applicable. At the Second Closing, (1) Seller will deliver to Buyer the stock certificate representing the PLIC NY Shares and all of Seller’s right, title and interest thereto and therein, free and clear of all Liens, endorsed in blank or accompanied by a duly executed assignment document, and (2) Buyer will deliver to Seller the PLIC NY Purchase Price as specified in Section 2(b).”
(c)    Section 5(b)(i) of the Amended Agreement is hereby amended to delete the last sentence added in Section 1(f) of Amendment No. 1 and replace it with the following:
“Notwithstanding the foregoing, Buyer will file an Application for Approval of Acquisition of Control of PLIC NY with the New York State Department of Financial Services by the later of (i) August 31, 2017 or (ii) fifteen (15) days following the New York State Department of Financial Services’ approval or disapproval of the acquisition of PLIC NY by Seller or determination that such acquisition is exempt from N.Y. Ins. Laws § 1506.”
(d)    Section 5(j) of the Amended Agreement is hereby amended and restated as follows:
“(j)    Split Closing Matters. (i) For purposes of determining the obligations of Seller under this Section 5 with respect to the Acquired Companies during the period after the First Closing and up to and including the Second Closing, references to the “Acquired Companies” or an “Acquired Company” shall be deemed to mean PLIC NY; (ii) the reference to “Closing” in Section 5(g) and Section 5(i) shall be deemed to refer to the First Closing; and (iii) the provisions of Section 5(h) shall operate, as applicable, at each Closing.”
(e)    Section 6(g) of the Amended Agreement is hereby amended and restated in its entirety as follows:
“(g)    Transition Services Agreements; Facility Sharing Agreement. Seller shall, or shall cause one of its Affiliates to, provide transition services to the Acquired Companies (other than PLIC NY) following the First Closing in accordance with the terms and conditions of a Transition Services Agreement, in substantially the form attached hereto as Exhibit B (the “Transition Services Agreement”). Buyer shall cause PLIC MI to (i) provide transition services to PLIC NY following the First Closing in accordance with a transition services agreement containing terms and conditions mutually satisfactory to the parties thereto (the “PLIC NY Transition Services Agreement) and (ii) allow Tenant to use a portion of the office space subject to the Basking Ridge Lease following the First Closing in accordance with a Facility Sharing Agreement containing terms and conditions mutually satisfactory to the parties thereto (the “Facility Sharing Agreement).”
(f)    The Parties hereby acknowledge that all of Seller’s representations and warranties in Section 3(a) and Section 4 of the Amended Agreement (and the applicable sections of the Seller Disclosure Letter) shall be deemed modified to the extent necessary to account for the transactions contemplated by the PLIC NY SPA (as amended by the PLIC NY SPA Amendment) and the First Closing under the Amended Agreement.  In particular, to the extent the accuracy of such representations and warranties is a condition to the Second Closing, the completion of the transactions contemplated by the PLIC NY SPA (as amended by the PLIC NY SPA Amendment) and the First Closing under the Amended Agreement will not cause a failure of such condition to be satisfied. The Parties hereby acknowledge and agree that the first two sentences of this Section 1(e) supersede the last two sentences of Section 1(k) of Amendment No. 1.
(g)    Section 8(a)(ii) of the Amended Agreement is hereby amended and restated in its entirety as follows:

“by Seller or by Buyer, if the First Closing shall not have occurred on or prior to October 17, 2017; provided, that if the conditions set forth in Section 7(a)(i) or Section 7(a)(ii) have not been satisfied by such date, then such date shall automatically be extended until December 17, 2017 (such date, as may be so extended, the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 8(a)(ii) shall not be available to either Party whose failure to perform any material covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the First Closing to occur on or before such date;”
(h)    Section 8(e) of the Amended Agreement is hereby amended to delete subpart (v) thereof and to replace “(vi)” with “(v)” therein.
(i)    Sections 10(a)(i), 10(a)(ii), and 10(c) of the Amended Agreement are hereby amended to replace each reference to “Purchase Price” with “Holdings Purchase Price”.
(j)    The Amended Agreement shall be amended to add a new Section 11(q):
“(q)    Right of Offset. Buyer’s obligation to pay the PLIC NY Purchase Price will be subject to offset, deduction, and withholding for any amounts owed by Seller to any Buyer Indemnitee for any right to indemnification under Section 10(a) for Losses incurred by such Buyer Indemnitee after the First Closing and prior to the Second Closing as a result of, arising out of or based upon any breach by Seller of any representation, warranty or covenant relating to the purchase and sale of the PLIC NY Shares pursuant to the PLIC NY SPA.”
(k)    Section 1 of the Amended Agreement shall be amended to (i) remove the definition of “Note” therein and (ii) add the following defined terms in the correct alphabetical location:
““Facility Sharing Agreement” has meaning set forth in Section 6(g).”
““Holdings Purchase Price” has meaning set forth in Section 2(b).”
““PLIC NY Purchase Price” has meaning set forth in Section 2(b).”
2.    No Other Amendments. Except as amended hereby, the Amended Agreement remains unmodified and in full force and effect.
3.    Further Assurances. The Parties acknowledge that their intention is to facilitate the prompt completion of the First Closing through the changes reflected in this Amendment and Amendment No. 1. In addition, in case at any time after the date hereof any further action is necessary to carry out the purposes of this Amendment and the intentions of the Parties, each Party will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party.
4.    Miscellaneous.
(a)    Succession and Assignment. This Amendment shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign either this Amendment or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).
(b)    Counterparts. This Amendment may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
(c)    Governing Law; Venue; Service of Process.
(i)    This Amendment shall be governed by and construed in accordance with the domestic Laws of the State of Delaware (and, to the extent applicable, U.S. federal Law) without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AMENDMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF DELAWARE. EACH PARTY HEREBY SUBMITS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, TO THE EXCLUSIVE JURISDICTION AND EXCLUSIVE VENUE OF THE AFORESAID COURTS IN DELAWARE AND KNOWINGLY WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 4(c)(i).
(ii)    Each Party hereby (A) consents to service of process in any action between the Parties arising in whole or in part under or in connection with this Amendment or the transactions contemplated hereby in any manner permitted under the laws of the State of Delaware, (B) agrees that service of process made in accordance with clause (A) or by registered, certified mail, overnight carrier or courier, return receipt requested, at its address specified in Section 11(g) of the Amended Agreement will constitute good and valid service of process in any such action and (C) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such action any claim that service of process made in accordance with clause (A) or (B) does not constitute good and valid service of process.
(d)    Waiver of Jury Trial. THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AMENDMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. THE PARTIES REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AMENDMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(e)    Entire Agreement. This Amendment, together with the Amended Agreement, constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
(Signature page to follow.)

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

BUYER:

Southland National Holdings, Inc.

By: /s/ Lou E. Hensley
Name: Lou E. Hensley
Title: CEO

SELLER:

Laguna Life Holdings SARL

By: /s/ Guy Bowker
Name: Guy Bowker
Title: Director